                                                                   EXHIBIT 99.1


                           [JABIL CIRCUIT NEWS LOGO]

This news release contains forward-looking statements, including those regarding the anticipated outlook for our business, our expected second quarter fiscal 2004 earnings results and our long-term outlook for the company, our industry and our customers. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the length and severity of the current economic downturn and our ability to manage customer demand through the downturn; fluctuations in operating results; changes in technology; competition; managing rapid growth; managing rapid declines in customer demand; our ability to successfully consummate our acquisitions; managing the integration of businesses we acquire; and risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of customers; the consolidation of our customer base; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business or other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2003, any subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                    JABIL CIRCUIT REPORTS QUARTERLY RESULTS
            RECORD REVENUE AND CORE EARNINGS HIGHLIGHT FIRST QUARTER

ST. PETERSBURG, FL - DECEMBER 17, 2003...Jabil Circuit, Inc. (NYSE: JBL), a global electronics manufacturing services provider, today reported results for the first quarter of fiscal 2004, ended November 30, 2003. Revenue for the first quarter of fiscal 2004 increased 41 percent to $1.51 billion compared to $1.07 billion for the same period of fiscal 2003.

On a Generally Accepted Accounting Principles ("GAAP") basis, net income for the first quarter of fiscal 2004 increased to $42.5 million compared to $8.4 million for the same period of fiscal 2003. GAAP diluted earnings per share for the first quarter of fiscal 2004 were $0.20 compared to $0.04 for the same period of fiscal 2003.

Jabil's first quarter of fiscal 2004 core earnings increased 69 percent to $51.6 million, compared to $30.6 million for the first quarter of fiscal 2003. Core earnings per share increased 67 percent to $0.25 per diluted share for the period, compared to $0.15 for the first quarter of fiscal 2003. Jabil defines core earnings as GAAP net income before amortization of intangibles, acquisition related charges, restructuring and impairment charges and other income, net of tax. (The Company reports core earnings to provide its investors with an alternative method for assessing its earnings from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil's core earnings to its GAAP net income and additional information in the supplemental information below).

Gross profit for the first quarter of fiscal 2004 increased 37 percent to $133.4 million or 8.8 percent of revenue compared to $97.5 million or 9.1 percent of revenue for the same period of fiscal 2003.

On a GAAP basis, operating income for the first quarter of fiscal 2004 increased to $53.0 million compared to $2.9 million for the same period of fiscal 2003.

Core operating income for the first quarter of fiscal 2004 increased 65 percent to $64.5 million or 4.3 percent of revenue compared to $39.1 million or 3.7 percent of revenue for the first quarter of fiscal 2003. Jabil defines core operating income as GAAP operating income before amortization of intangibles, acquisition related charges and restructuring and impairment charges. (The Company reports core operating income to provide its investors with an alternative method for assessing its operating income from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil's core operating income to its GAAP operating income and additional information in the supplemental information below).

"Our fiscal first quarter of 2004 represented new highs for Jabil's revenue and core earnings per share. Our efforts over the past few years to position the Company in new and growing markets in desirable manufacturing locations are now paying dividends," said Timothy L. Main, President and Chief Executive Officer. "We are grateful for the dedicated efforts of Jabil employees around the world in achieving these record results for Jabil."

                                  ( M O R E )

Q1 2004 Earnings Release--Add One
December 17, 2003


INCOME STATEMENT HIGHLIGHTS

- First quarter revenue increased 16 percent compared to the fourth quarter of fiscal 2003.

- GAAP operating income was $53.0 million for the first quarter of fiscal 2004.

- Core operating income increased 22 percent to $64.5 million from the fourth quarter of fiscal 2003.

-        GAAP earnings were $42.5 million for the first quarter of fiscal 2004.

- Core earnings were $51.6 million or 3.4 percent of revenue for the first quarter of fiscal 2004.

- Fully diluted GAAP earnings per share for the quarter were $0.20 on 213,940,126 average shares.

- Fully diluted core earnings per share for the quarter were $0.25 on 213,940,126 average shares.

OTHER HIGHLIGHTS

- Inventories increased by $78.6 million in the quarter to $588.8 million.

- Calculated inventory turns were nine for the quarter- unchanged from the fourth quarter of fiscal 2003.

- Sales cycle for the quarter improved four days to 33 days from the fourth quarter of fiscal 2003.

-        Cash flow from operations was approximately $75 million.

-        Capital expenditures for the quarter were approximately $41 million.

-        Depreciation for the quarter was approximately $46 million.

- Cash balances were $748.7 million at the end of the first quarter of fiscal 2004.

- Return on Invested Capital (ROIC) improved to 14 percent in the quarter. ROIC was 12 percent in the fourth quarter of fiscal 2003.

BUSINESS OUTLOOK

"We're off to a good start for fiscal 2004 and we continue to gain confidence in the outlook for the full fiscal year. We are operating in an increasingly positive environment and will focus on ways to improve our operations and capital efficiency," said Main.

The Company provided guidance for its second fiscal quarter of 2004 indicating that it currently foresees revenue in a range of $1.35 to $1.40 billion and core earnings of $0.20 to $0.22 per diluted share, depending upon levels of production. GAAP earnings per share are currently estimated to be $0.16 to $0.18 per diluted share. (Expected GAAP earnings per share for the quarter are estimated to include $0.04 per share for amortization of intangibles.)

The Company also updated full year guidance, indicating that it currently expects revenue for the year will be in a range of $5.7 to $5.9 billion. Jabil management also indicated that it expects fiscal year operating earnings to grow above 30 percent and operating earnings per share to be in a range of $0.93 to $0.97 per diluted share. GAAP earnings per share for the fiscal year are currently estimated to be $0.76 to $0.80 per diluted share. (Expected GAAP earnings per share for the fiscal year is estimated to include $0.17 per share for amortization of intangibles and acquisition-related charges.)

                          #         #

SUPPLEMENTAL INFORMATION

The financial results disclosed in this release include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP financial measures, Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of the Company's core operating performance. The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. The non-GAAP, or core financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies.

Due to its acquisitions and restructuring programs, the Company has incurred significant incremental charges that are included in the GAAP financial measures disclosed in this release. Management believes that the incremental nature of these amounts does not impact the performance of its core manufacturing operations. Management believes core financial measures (which exclude the effects of the amortization of intangibles, acquisition related charges, restructuring and impairment charges and other income) are a useful measure that facilitates evaluating the past and future performance of Jabil's ongoing operations on a comparable basis. Jabil reports core earnings and core operating income to provide its investors with an alternative method for assessing its earnings and operating income from what it believes to be its core manufacturing operations. Included in this release is a reconciliation of the disclosed core financial measures to the most directly comparable GAAP financial measures.

                                  ( M O R E )

Q1 2004 Earnings Release--Add One
December 17, 2003

COMPANY CONFERENCE CALL INFORMATION

Jabil Circuit will conduct a conference call to announce its first quarter earnings today at 4:30 p.m. EDT, live on the Internet at http://www.jabil.com. This earnings conference call will be archived on the web at http://www.jabil.com. The news release and detailed information about Jabil's earnings will also be available on the web site at jabil.com by approximately 4:00 p.m., EDT. A taped replay will also be available December 17, 2003 at approximately 7:30 p.m. EDT through midnight on December 18, 2003. To access the replay, call (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The passcode is 4520555.

Jabil Circuit, Inc. is a global leader in the Electronic Manufacturing Services
(EMS) industry, offering innovative solutions to world leading electronics companies in the aerospace, automotive, computing, consumer, defense, instrumentation, medical, networking, peripherals, storage and telecommunications markets. Jabil offers circuit design, board design from schematic, mechanical and production design, product realization services, product research and development, testing prototype assembly, volume board assembly, system assembly, enclosure services, direct fulfillment, repair and warranty services from facilities in the Americas, Europe and Asia. Jabil common stock is traded on the New York Stock Exchange under the symbol "JBL." Further information about Jabil can be found on the World Wide Web at jabil.com.


Investor contact:                               Media contact:
Beth Walters                                    Lisa Allison
(727) 803-3511                                  (727) 803-3314
investor_relations@jabil.com                    lisa_allison@jabil.com

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                           November 30,       August 31,
                                                               2003              2003
                                                           ------------       ----------
ASSETS
Current assets
    Cash and cash equivalents                               $  748,680        $  699,748
    Accounts receivable, net                                   865,450           759,696
    Inventories                                                588,776           510,218
    Refundable income taxes                                     23,678            27,757
    Prepaid expenses and other current assets                   78,590            62,942
    Deferred income taxes                                       69,213            33,586
                                                            ----------        ----------

          Total current assets                               2,374,387         2,093,947

Property, plant and equipment, net                             737,910           746,204
Goodwill and intangible assets, net                            380,530           381,319
Other assets                                                    24,398            23,275
                                                            ----------        ----------

                                                            $3,517,225        $3,244,745
                                                            ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Current installments of notes payable,
      long-term debt and long-term lease obligations        $  348,353        $  347,237
    Accounts payable                                           872,869           712,697
    Accrued expenses                                           217,746           203,284
                                                            ----------        ----------

          Total current liabilities                          1,438,968         1,263,218

Notes payable, long-term debt and long-term
  lease obligations less current installments                  302,974           297,018
Deferred income taxes                                           43,716            19,223
Other liabilities                                               67,915            76,810
                                                            ----------        ----------

          Total liabilities                                  1,853,573         1,656,269
                                                            ----------        ----------

Stockholders' equity
    Common stock                                                   200               199
    Additional paid-in capital                                 951,543           944,145
    Retained earnings                                          665,549           623,053
    Accumulated other comprehensive income                      46,360            21,079
                                                            ----------        ----------

          Total stockholders' equity                         1,663,652         1,588,476
                                                            ----------        ----------

                                                            $3,517,225        $3,244,745
                                                            ==========        ==========

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)


                                                                               Three months ended
                                                                         ------------------------------
                                                                         November 30,       November 30,
                                                                             2003               2002
                                                                         ------------       ------------
Net revenue                                                               $1,508,994         $1,068,246
Cost of revenue                                                            1,375,545            970,702
                                                                          ----------         ----------

Gross profit                                                                 133,449             97,544

Operating expenses:
    Selling, general and administrative                                       66,009             55,840
    Research and development                                                   2,906              2,616
    Amortization of intangibles                                               10,159              6,151
    Acquisition-related charges (1)                                            1,339              3,715
    Restructuring and impairment charges (2)
                                                                                                 26,359
                                                                          ----------         ----------
Operating income                                                              53,036              2,863

    Other Income                                                                  --             (2,600)
    Interest income                                                           (1,656)            (1,924)
    Interest expense                                                           4,760              3,729
                                                                          ----------         ----------

Income before income taxes                                                    49,932              3,658

    Income tax expense (benefit)                                               7,436             (4,699)
                                                                          ----------         ----------

Net income                                                                $   42,496         $    8,357
                                                                          ==========         ==========

Earnings per share:
Basic                                                                     $     0.21         $     0.04
                                                                          ==========         ==========
Diluted                                                                   $     0.20         $     0.04
                                                                          ==========         ==========

Common shares used in the calculation of earnings per share:
Basic                                                                        199,626            197,972
                                                                          ==========         ==========
Diluted                                                                      213,940            200,099
                                                                          ==========         ==========

(1) During the quarter ended November 30, 2003, we recorded acquisition related charges of $1.3 million ($1.0 million after-tax) primarily in connection with the acquisitions of certain operations of Royal Philips Electronics and NEC Corporation. During the quarter ended November 30, 2002, we recorded acquisition related charges of $3.7 million ($2.3 million after-tax) in connection with the acquisitions of certain operations of Alcatel Business Systems, Valeo, Lucent Technologies of Shanghai, Seagate Technologies- Reynosa,
S. de R.L. de C.V. and Royal Philips Electronics.

(2) During the quarter ended November 30, 2002, we recorded charges of $26.4 million ($16.5 million after-tax) related to the restructuring of our business.

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
                               SUPPLEMENTAL DATA
         RECONCILIATION FOR GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                                                   Three months ended
                                                            ------------------------------
                                                            November 30,      November 30,
                                                                2003              2002
                                                            ------------      ------------
OPERATING INCOME (GAAP)                                      $  53,036         $   2,863
Amortization of intangibles                                     10,159             6,151
Acquisition related charges                                      1,339             3,715
Restructuring and impairment charges                                --            26,359
                                                             ---------         ---------
CORE OPERATING INCOME (NON-GAAP)                             $  64,534         $  39,088
                                                             ---------         ---------

NET INCOME (GAAP)                                            $  42,496         $   8,357
Amortization of intangibles, net of tax                          8,117             4,988
Acquisition related charges, net of tax                            987             2,324
Restructuring and impairment charges, net of tax                    --            16,505
Other income, net of tax                                            --            (1,622)
                                                             ---------         ---------
CORE EARNINGS (NON-GAAP)                                     $  51,600         $  30,552
                                                             =========         =========

EARNINGS PER SHARE: (GAAP)
Net income                                                   $  42,496         $   8,357
Interest expensed on convertible debt, net of tax (1)              942                --
                                                             ---------         ---------
Adjusted net income                                          $  43,438         $   8,357
                                                             =========         =========

Basic                                                        $    0.21         $    0.04
                                                             =========         =========
Diluted                                                      $    0.20         $    0.04
                                                             =========         =========

CORE EARNINGS PER SHARE: (NON-GAAP)
Core earnings                                                $  51,600         $  30,552
Interest expensed on convertible debt, net of tax (1)              942                --
                                                             ---------         ---------
Adjusted core earnings                                       $  52,542         $  30,552
                                                             ---------         ---------

Basic                                                        $    0.26         $    0.15
                                                             =========         =========
Diluted                                                      $    0.25         $    0.15
                                                             =========         =========
COMMON SHARES USED IN THE CALCULATIONS OF
   EARNINGS PER SHARE:
Basic                                                          199,626           197,972
                                                             =========         =========
Diluted (2)                                                    213,940           200,099
                                                             =========         =========


(1) The computation of earnings per diluted share and core earnings per diluted share for the quarter ended November 30, 2003 includes the elimination of $0.9 million in interest expense, net of tax, on the convertible subordinated notes, which would have been extinguished had the conversion occurred, as the effect of the conversion would have been dilutive.

(2) Diluted common shares for the quarter ended November 30, 2003 include 8,406,960 shares of common stock issuable upon the conversion of the $345.0 million, 20-year, 1.75% convertible subordinated notes as the effect of the conversion would have been dilutive.